                                                                   EXHIBIT 11.1


                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           Three Months Ended
                                               November 30,
                                          -------------------
                                            1996       1997
                                          -------     -------
SIMPLE
   Net income                              $2,383     $2,524
   Average outstanding shares (2)           6,876      6,980
                                           ------     ------
   Simple net income per share             $ 0.35     $ 0.36
                                           ======     ======

PRIMARY

   Net income                              $2,383     $2,524
   Average outstanding shares (2)           6,876      6,980
   Common stock equivalents assuming
      exercise of stock options (2)         1,151        781
                                           ------     ------

Shares for primary                          8,027      7,761
                                           ======     ======

Primary net income per share (1)           $ 0.30     $ 0.33
                                           ======     ======

FULLY DILUTED

   Net income                              $2,383     $2,524
   Average outstanding shares (2)           6,876      6,980
   Common stock equivalents assuming
      exercise of stock options (2)         1,151        781
                                           ------     ------

Shares for fully diluted                    8,027      7,761
                                           ------     ------

Fully diluted net income per share (1)     $ 0.30     $ 0.33
                                           ======     ======


(1) The calculations for primary and fully diluted net income per share are submitted in accordance with Regulation S-K Item 601(b)(11).

(2) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been reflected herein.